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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE

            RAMSAY YOUTH SERVICES, INC. ANNOUNCES REVERSE STOCK SPLIT

CORAL GABLES, FLORIDA, JANUARY 13, 1999 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) today announced that its Board of Directors has approved a one-for-three reverse stock split of the Company's common stock. The reverse stock split is expected to become effective in late February.

Ramsay Youth Services, Inc. is a leading provider and manager of education and treatment services for at-risk and troubled youth. The Company, through its youth care division, operates and manages residential treatment facilities, group homes and service contracts in 8 states and Puerto Rico. Ramsay's educational division manages Charter/Contract Schools serving over 500 students in five counties throughout the State of Florida.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities Exchange Commission for additional information.

Contact:   Isa Diaz
           Vice President Corporate Relations
           (305) 569-4626